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                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

TANDEM PCS INVESTMENTS, L.P.
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   (Last)                           (First)             (Middle)

                       c/o CAPITAL COMMUNICATIONS CDPQ
                          1981 McGILL COLLEGE AVENUE
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                                    (Street)

                       MONTREAL, QUEBEC H3A 3C7, CANADA
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

AIRNET COMMUNICATIONS CORPORATION (ANCC)
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________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

DECEMBER 1999
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________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                     12/10/99            C            2,145,465      A    $.01506477  2,145,465     (1)        (1)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

                                                                          (Over)

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FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Series F Senior
Convertible                                                                   Common
Preferred Stock  $.01506477  12/10/99  C           1,908,133 Immed.           Stock     1,908,133                    (1)      (1)
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Series G Senior
Convertible                                                                   Common
Preferred Stock  $.01506477  12/10/99  C             237,332 Immed.           Stock       237,332                    (1)      (1)
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
Explanation of Responses:

(1) The securities are owned directly by Tandem PCS Investments, L.P., a ten percent owner of the issuer, and indirectly by Live Cycles Holding Co. ("Live Cycles"), general partner of Tandem PCS Investments, L.P. Live Cycles disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

        TANDEM PCS INVESTMENTS, L.P.

  /s/  Pierre Belanger, President                               1/10/2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

 /s/   Lynn McDonald, Vice
       President and Secretary


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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Live Cycles Holding Co.

c/o Capital Communications CDPQ
1981 McGill College Avenue
Montreal, Quebec H3A 3C7, Canada

TANDEM PCS INVESTMENTS, L.P.
AirNet Communications Corporation (ANCC)


December 1999

Live Cycles Holding Co.

/s/ Pierre Belanger
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    Pierre Belanger, President

/s/ Lynn McDonald
------------------------------
    Lynn McDonald, Vice President and Secretary











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